================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                                 AMENDMENT NO. 3

                    Under the Securities Exchange Act of 1934

                           D & E Communications, Inc.

                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.16 PER SHARE
                     --------------------------------------

                         (Title of Class of Securities)

                                    232860106
                                    ---------
                                 (CUSIP Number)

     Check the following box if a fee is being paid with this statement [__. (A fee is not required only if the filing person (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------------------                 --------------------------
          CUSIP No. 232860106               13G           Page 2 of 6 Pages
-------------------------------------                 --------------------------

--------------------------------------------------------------------------------
        1 NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS: THE D & E COMMUNICATIONS, INC. VOTING TRUST F/K/A DENVER AND EPHRATA TELEPHONE AND TELEGRAPH COMPANY VOTING TRUST, CREATED PURSUANT TO THAT CERTAIN VOTING TRUST AGREEMENT, DATED AS OF NOVEMBER 19, 1992, AND AMENDED AS OF DECEMBER 31, 1995
--------------------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) / /
           (SEE INSTRUCTIONS)                                            (b) /X/
--------------------------------------------------------------------------------
        3  SEC USE ONLY
--------------------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES
--------------------------------------------------------------------------------
               Number of Shares          5  SOLE VOTING POWER          2,983,765
            Beneficially Owned by    -------------------------------------------
            Each Reporting Person        6  SHARED VOTING POWER              -0-
                     With            -------------------------------------------
                                         7  SOLE DISPOSITIVE POWER           -0-
                                     -------------------------------------------
                                         8  SHARED DISPOSITIVE POWER         -0-
--------------------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY
           EACH REPORTING PERSON                                       2,983,765
--------------------------------------------------------------------------------
       10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
           (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                48.69%
--------------------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                        OO
--------------------------------------------------------------------------------

-------------------------------------                 --------------------------
          CUSIP No. 232860106               13G           Page 2 of 6 Pages
-------------------------------------                 --------------------------

--------------------------------------------------------------------------------
        1 NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS: ANNE B. SWEIGART AS VOTING TRUSTEE OF THE D & E COMMUNICATIONS, INC. VOTING TRUST F/K/A DENVER AND EPHRATA TELEPHONE AND TELEGRAPH COMPANY VOTING TRUST, PURSUANT TO THAT CERTAIN VOTING TRUST AGREEMENT, DATED AS OF NOVEMBER 19, 1992, AND AMENDED AS OF DECEMBER 31, 1995
--------------------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) / /
           (SEE INSTRUCTIONS)                                            (b) /X/
--------------------------------------------------------------------------------
        3  SEC USE ONLY
--------------------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES
--------------------------------------------------------------------------------
               Number of Shares         5  SOLE VOTING POWER             3,776*
            Beneficially Owned by   -------------------------------------------
            Each Reporting Person       6  SHARED VOTING POWER        2,983,765
                     With           -------------------------------------------
                                        7  SOLE DISPOSITIVE POWER       369,641
                                    -------------------------------------------
                                        8  SHARED DISPOSITIVE POWER      36,000
--------------------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON  373,417

--------------------------------------------------------------------------------

       10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES X (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                 6.09%
--------------------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                        IN

--------------------------------------------------------------------------------

*Each voting trustee who is also a shareholder and director of the Issuer (i.e., Ronald E. Frisbie, W. Garth Sprecher, Anne Sweigart and John Amos) has the right to retain 300 shares in their own name outside of the Voting Trust plus they retain the right to vote all shares held in their individual names in a company stock plan such as the Issuer's Employee Stock Purchase Plan, Employee Stock Ownership or Dividend Reinvestment Plan.

-------------------------------------                 --------------------------
          CUSIP No. 232860106               13G           Page 2 of 6 Pages
-------------------------------------                 --------------------------

--------------------------------------------------------------------------------
        1 NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS: RONALD E. FRISBIE AS VOTING TRUSTEE OF THE D & E COMMUNICATIONS, INC. VOTING TRUST F/K/A DENVER AND EPHRATA TELEPHONE AND TELEGRAPH COMPANY VOTING TRUST CREATED PURSUANT TO THAT CERTAIN VOTING TRUST AGREEMENT, DATED AS OF NOVEMBER 19, 1992, AND AMENDED AS OF DECEMBER 31, 1995
--------------------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) / /
           (SEE INSTRUCTIONS)                                            (b) /X/
--------------------------------------------------------------------------------
        3  SEC USE ONLY
--------------------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES
--------------------------------------------------------------------------------
               Number of Shares          5  SOLE VOTING POWER               300*
            Beneficially Owned by    -------------------------------------------
            Each Reporting Person        6  SHARED VOTING POWER        2,983,765
                     With            -------------------------------------------
                                         7  SOLE DISPOSITIVE POWER        49,730
                                     -------------------------------------------
                                         8  SHARED DISPOSITIVE POWER         -0-
--------------------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON   49,730
--------------------------------------------------------------------------------
       10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES X (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                  .82%
--------------------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                       IN
--------------------------------------------------------------------------------


*Each voting trustee who is also a shareholder and director of the Issuer (i.e., Ronald E. Frisbie, W. Garth Sprecher, Anne Sweigart and John Amos) has the right to retain 300 shares in their own name outside of the Voting Trust plus they retain the right to vote all shares held in their individual names in a company stock plan such as the Issuer's Employee Stock Purchase Plan, Employee Stock Ownership or Dividend Reinvestment Plan.

-------------------------------------                 --------------------------
          CUSIP No. 232860106               13G           Page 2 of 6 Pages
-------------------------------------                 --------------------------
--------------------------------------------------------------------------------
        1 NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS: W. GARTH SPRECHER AS VOTING TRUSTEE OF THE D & E COMMUNICATIONS, INC. VOTING TRUST F/K/A DENVER AND EPHRATA TELEPHONE AND TELEGRAPH COMPANY VOTING TRUST CREATED PURSUANT TO THAT CERTAIN VOTING TRUST AGREEMENT, DATED AS OF NOVEMBER 19, 1992, AND AMENDED AS OF DECEMBER 31, 1995
--------------------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) / /
           (SEE INSTRUCTIONS)                                            (b) /X/
--------------------------------------------------------------------------------
        3  SEC USE ONLY
--------------------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES
--------------------------------------------------------------------------------
               Number of Shares          5  SOLE VOTING POWER             1,777*
            Beneficially Owned by    -------------------------------------------
            Each Reporting Person        6  SHARED VOTING POWER        2,983,765
                     With            -------------------------------------------
                                         7  SOLE DISPOSITIVE POWER        95,280
                                     -------------------------------------------
                                         8  SHARED DISPOSITIVE POWER         -0-
--------------------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON   97,057
--------------------------------------------------------------------------------
       10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   X
           (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                 1.58%
--------------------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                       IN
--------------------------------------------------------------------------------

*Each voting trustee who is also a shareholder and director of the Issuer (i.e., Ronald E. Frisbie, W. Garth Sprecher, Anne Sweigart and John Amos) has the right to retain 300 shares in their own name outside of the Voting Trust plus they retain the right to vote all shares held in their individual names in a company stock plan such as the Issuer's Employee Stock Purchase Plan, Employee Stock Ownership or Dividend Reinvestment Plan.

-------------------------------------                 --------------------------
          CUSIP No. 232860106               13G           Page 2 of 6 Pages
-------------------------------------                 --------------------------

--------------------------------------------------------------------------------
        1 NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS: KAY W. SHOBER AS VOTING TRUSTEE OF THE D & E COMMUNICATIONS, INC. VOTING TRUST F/K/A DENVER AND EPHRATA TELEPHONE AND TELEGRAPH COMPANY VOTING TRUST, PURSUANT TO THAT CERTAIN VOTING TRUST AGREEMENT, DATED AS OF NOVEMBER 19, 1992, AND AMENDED AS OF DECEMBER 31, 1995
--------------------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) / /
           (SEE INSTRUCTIONS)                                            (b) /X/
--------------------------------------------------------------------------------
        3  SEC USE ONLY
--------------------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES
--------------------------------------------------------------------------------
               Number of Shares          5  SOLE VOTING POWER                -0-
            Beneficially Owned by    -------------------------------------------
            Each Reporting Person        6  SHARED VOTING POWER        2,983,765
                     With            -------------------------------------------
                                         7  SOLE DISPOSITIVE POWER       183,922
                                     -------------------------------------------
                                         8  SHARED DISPOSITIVE POWER         -0-
--------------------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON  183,922
--------------------------------------------------------------------------------
       10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   X
           (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                 3.00%
--------------------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                       IN
--------------------------------------------------------------------------------

-------------------------------------                 --------------------------
          CUSIP No. 232860106               13G           Page 2 of 6 Pages
-------------------------------------                 --------------------------

--------------------------------------------------------------------------------
        1 NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS: JOHN AMOS AS VOTING TRUSTEE OF THE D & E COMMUNICATIONS, INC. VOTING TRUST F/K/A DENVER AND EPHRATA TELEPHONE AND TELEGRAPH COMPANY VOTING TRUST, PURSUANT TO THAT CERTAIN VOTING TRUST AGREEMENT, DATED AS OF NOVEMBER 19, 1992, AND AMENDED AS OF DECEMBER 31, 1995
--------------------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) / /
           (SEE INSTRUCTIONS)                                            (b) /X/
--------------------------------------------------------------------------------
        3  SEC USE ONLY
--------------------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES
--------------------------------------------------------------------------------

               Number of Shares          5  SOLE VOTING POWER               -0-
            Beneficially Owned by    -------------------------------------------
            Each Reporting Person        6  SHARED VOTING POWER        3,112,624
                     With            -------------------------------------------
                                         7  SOLE DISPOSITIVE POWER        63,150
                                     -------------------------------------------
                                         8  SHARED DISPOSITIVE POWER         -0-
--------------------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON  128,859
--------------------------------------------------------------------------------
       10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES X (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                 2.10%
--------------------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                       IN
--------------------------------------------------------------------------------

ITEM 1(a). NAME OF ISSUER:

     D & E Communications, Inc.

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

     124 East Main Street, P.O. Box 458, Ephrata, PA 17522-0458

ITEM 2(a). NAME OF PERSON FILING:

     Anne B. Sweigart, Ronald E. Frisbie, W. Garth Sprecher, Kay W. Shober and John Amos, each as trustees of the Voting Trust of D & E Communications, Inc. Voting Trust f/k/a The Denver and Ephrata Telephone and Telegraph Company Voting Trust (the "Voting Trust"), created pursuant to that certain Voting Trust Agreement, dated November 19, 1992, and amended as of December 31, 1995.

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

     c/o Voting Trust, P.O. Box 458, Ephrata, PA 17522

ITEM 2(c). CITIZENSHIP:

     The Voting Trust was created under the laws of the Commonwealth of Pennsylvania, United States. The trustees are all citizens of the United States.

ITEM 2(d). TITLE OF CLASS OF SECURITIES:

     Common Stock, Par Value $.16 Per Share

ITEM 2(e). CUSIP NUMBER:

     232860106

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

     Not Applicable

ITEM 4. OWNERSHIP

     (a) Amount Beneficially Owned:

         2,983,765 Shares

     (b) Percent of Class:

         48.69%

     (c) Number of shares as to which such person has:

         (i) sole power to vote or to direct the vote:

             -0-

         (ii) shared power to vote or to direct the vote:

              2,983,765 shares

     Certain shareholders of the issuer are party to the Voting Trust, pursuant to which the Voting Trust, through the reporting persons' trustees, has the right to exercise sole voting power on all matters submitted to the issuer's shareholders for a vote. By its terms, the Voting Trust expires November 17, 2002.

     Each reporting person is one of five trustees of the Voting Trust and, therefore exercises shared voting power with respect to the shares referenced above. No reporting person alone is able to direct the vote of the Voting Trust, as all action of the trustee is taken by majority vote. Each reporting person, as a trustee, disclaims beneficial ownership of the Voting Trust shares over which he or she has shared voting power, except with respect to the shares over which such reporting person has sole investment power in his or her individual capacity as shareholder.

          (iii) sole power to dispose or to direct the disposition of:

                -0-

          (iv) shared power to dispose or to direct the disposition of:

                -0-

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     Not Applicable

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

     The Voting Trust beneficially owns 1,100,100 (19.09%) shares contributed by the Ephrata National Bank as Trustee of the William and Jemima Brossman Charitable Foundation and 366,327 (5.98%) shares contributed by Anne B. Sweigart.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

     Not Applicable

ITEM 8. IDENTIFICATION AND CLASS OF MEMBERS OF THE GROUP

     Anne B. Sweigart, Ronald E. Frisbie, W. Garth Sprecher, Kay W. Shober and John Amos are the current voting trustees.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

     Not Applicable

ITEM 10. CERTIFICATION

     Not Applicable

EXHIBITS

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                     February 9, 1998
                                                     --------------------------
                                                     Date

                                                     /s/ Anne B. Sweigart
                                                     --------------------------
                                                     Signature

                                                     Anne B. Sweigart/Trustee
                                                     --------------------------
                                                     Name/Title

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                     February 9, 1998
                                                     --------------------------
                                                     Date

                                                     /s/ Ronald E. Frisbie
                                                     --------------------------
                                                    Signature

                                                     Ronald E. Frisbie/Trustee
                                                     --------------------------
                                                     Name/Title

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                     February 9, 1998
                                                     --------------------------
                                                     Date

                                                     /s/ W. Garth Sprecher
                                                     --------------------------
                                                     Signature

                                                     W. Garth Sprecher/Trustee
                                                     --------------------------
                                                     Name/Title

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                     February 9, 1998
                                                     --------------------------
                                                     Date

                                                     /s/ Kay W. Shober
                                                     --------------------------
                                                     Signature

                                                     Kay W. Shober/Trustee
                                                     --------------------------
                                                     Name/Title

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                     February 9, 1998
                                                     --------------------------
                                                     Date

                                                     /s/ John Amos
                                                     --------------------------
                                                     Signature

                                                     John Amos/Trustee
                                                     --------------------------
                                                     Name/Title

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                     February 9, 1998
                                                     --------------------------
                                                     Date


                                                     --------------------------
                                                     Signature


                                                     Anne B. Sweigart/Trustee
                                                     --------------------------
                                                     Name/Title

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                     February 9, 1998
                                                     --------------------------
                                                     Date


                                                     --------------------------
                                                     Signature


                                                     Ronald E. Frisbie/Trustee
                                                     --------------------------
                                                     Name/Title

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                     February 9, 1998
                                                     --------------------------
                                                     Date


                                                     --------------------------
                                                     Signature


                                                     W. Garth Sprecher/Trustee
                                                     --------------------------
                                                     Name/Title

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                     February 9, 1998
                                                     --------------------------
                                                     Date

                                                     --------------------------
                                                     Signature


                                                     Kay W. Shober/Trustee
                                                     --------------------------
                                                     Name/Title

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                     February 9, 1998
                                                     --------------------------
                                                     Date


                                                     --------------------------
                                                     Signature

                                                     John Amos/Trustee
                                                     --------------------------
                                                     Name/Title